                                                                  Exhibit 12.1

               REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (dollars in millions)

                                                            PRO FORMA                         HISTORICAL
                                                            ---------     -----------------------------------------------
                                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------
                                                             1997       1997       1996       1995      1994       1993
                                                             ----       ----       ----       ----      ----       ----
Income (loss) from continuing operations before income
  taxes .................................................  $ 76.8     $ 69.1     $ 51.1      $ (15.8)   $ (52.2)  $(111.2)
Interest expense ........................................   129.5      136.2      133.4        142.6      136.7     121.5
Amortization of debt issuance costs .....................     5.7        6.7        8.3         11.0        8.4       8.0
Portion of rental expense deemed to represent interest ..    17.1       18.9       17.1         16.3       16.8      17.6
                                                           ------     ------     ------      -------    -------   -------
Earnings before fixed charges ...........................  $229.1     $230.9     $209.9      $ 154.1    $ 109.7   $  35.9
                                                           ======     ======     ======      =======    =======   =======
Interest expense ........................................  $129.5     $136.2     $133.4      $ 142.6    $ 136.7   $ 121.5
Amortization of debt issuance costs .....................     5.7        6.7        8.3         11.0        8.4       8.0
Portion of rental expense deemed to represent interest ..    17.1       18.9       17.1         16.3       16.8      17.6
                                                           ------     ------     ------      -------    -------   -------
Fixed charges ...........................................  $152.3     $161.8     $158.8      $ 169.9    $ 161.9   $ 147.1
                                                           ======     ======     ======      =======    =======   =======
Ratio of earnings to fixed charges ......................    1.50       1.43       1.32           --         --        --
                                                           ======     ======     ======      =======    =======   =======
Deficiency of earnings to fixed charges .................  $   --     $   --     $   --      $  15.8    $  52.2   $ 111.2
                                                           ======     ======     ======      =======    =======   =======